EXHIBIT 99.1

NOTICE OF FORCE MAJEURE

Houston, Texas
February 1, 2011

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., a Houston-based international drilling contractor (NYSE: ATW), announced that, on January 29, 2011, due to the civil unrest that has occurred in Egypt, our customer, RWE Dea Nile GmbH gave notice to Alpha Offshore Services Company, a wholly-owned subsidiary of Atwood Oceanics, Inc., of a force majeure event affecting the operations of the Atwood Aurora which is presently operating offshore Egypt in the Mediterranean Sea.

Provisions of the drilling contract provide for a day rate of 70% of the current operating rate of $133,000 during the first 15 days of the force majeure event.  Thereafter, 50% of the operating rate will apply, up to remediation of the force majeure event or contract termination, whichever occurs first.  The drilling contract can be terminated by either party after a 30 day period of a continuing force majeure event.

We have secured the well and are in the process of halting offshore operations.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

Contact: Mark L. Mey
(281) 749-7902